For Immediate Release

TECHNOCONCEPTS ENTERS COMMERCIAL PRODUCTION PHASE

Van Nuys, CA (June 28, 2006) - Concept became reality today, when TechnoConcepts Inc. (OTCBB:TCPS) announced the start of the fabrication process for its commercial True Software Radio™ chips.

The new chips are a quantum leap in technology, following an investment in excess of $13 million and more than 120 man-years for the development of the chip. Software controls the True Software Radio™ wireless transmitter and receiver, enabling it to be changed as needed to make any connection. When a user wishes to connect to a different system, a simple over-the-air software download will upgrade the wireless device. True Software Radio™ provides the clearest signal in the industry, making possible greater voice, video, and data functions.

The Company believes that the market potential for the new chips is nearly unlimited, because True Software Radio™ can benefit virtually every wireless device in the world, from cell phones, PDAs, TVs, and computers to networking, navigation, and automotive products. True Software Radio™ simplifies these devices and reduces production costs. At the same time, it frees wireless devices to connect to any other device, operating on any wireless network, without the trouble of using multiple radios.

A few short years ago, cellular phones were a costly rarity. Today, teenagers can’t live without wireless text and picture messaging. Third world countries are skipping the expensive development of wired infrastructure in favor of wireless connectivity everywhere. Wireless navigation systems are becoming commonplace in automobiles. The Company believes that, to be able to use these various services, consumers need and will demand the user-friendly solution offered by True Software Radio™. Manufacturers are already looking for a one-step solution to provide glitch-free products to their customers - and TechnoConcepts believes True Software Radio™ is that solution.

“Chip development involves a long and complex design process before it is ready to be sent to the foundry for fabrication,” said Ronald Hickling, CTO of TechnoConcepts Inc. “Achieving this milestone is cause for celebration by all of us who have worked on the project, because we have moved from our demonstration chip to the beginning of a commercial product that has a broad base of high performance applications.”

Jazz Semiconductor has completed its initial verification of TechnoConcepts’ chip design, to optimize the accuracy and quality for the Jazz fabrication process. TechnoConcepts expects that Jazz will deliver chip wafers to the company for initial testing during the third calendar quarter of 2006.

“This milestone shows TechnoConcepts is on track for its initial production deliveries in the first quarter of 2007, and this is welcome news to interested companies and to strategic partners waiting for our technology. Some of these companies have already indicated potential opportunities for annual production volumes of over 10 million chips in certain applications,” said Antonio Turgeon, chairman and CEO of TechnoConcepts.

About TechnoConcepts

TechnoConcepts Inc. (OTCBB:TCPS) designs, develops and markets semiconductors. The Company has developed and patented True Software Radio™, a demonstrated technology that creates convergence for the wireless industry. True Software Radio™ chipsets can enable cell phones, PDAs, laptops, and other mobile devices with different radio frequencies, standards, and protocols to adjust by software command so that they can communicate directly with each other, across otherwise incompatible networks, without multiple radios. True Software Radio™ chipsets replace the Front End, I/F Processing, ADC, and Digital Filtering sections of digital radios. Because the technology simplifies design and reduces component costs, the Company believes that True Software Radio™ is the best platform for Original Equipment Manufacturers (OEMs) and Original Design Manufacturers (ODMs) to develop new wireless broadband, mobile data, cellular, and other next-generation wireless applications.

TechnoConcepts' subsidiary, Asante Networks Inc. (OTC:ASTN) is a leading provider of networking solutions for the small-to-medium business and education markets. Asante designs, markets and sells a full line of networking products that provide high-performance, reliable and value-based solutions.

More information is available at http://www.technoconcepts.com and http://www.asante.com.

Safe Harbor Statement under the Private Litigation Reform Act of 1995 - Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such statements may relate, among other things to expected financial and operating results, the expected acceptance of the company’s products, the usefulness and benefits of the company’s products generally and the acceptance of the company’s technological solutions and its ability to achieve its goals, plans and objectives. The risks and uncertainties that may affect forward-looking statements include among others: difficulties providing solutions that meet the needs of customers, difficulty in developing new products, difficulty in relationships with vendors and partners, difficulty in introducing products in the marketplace and gaining acceptance of the same, difficulty gaining necessary governmental approvals, difficulty facing the intense competition present in the wireless communications industry, the company’s limited operating history, its inexperience in operating internationally and difficulty managing rapid growth. For a more detail discussion of the risks and uncertainties of TechnoConcepts’ business, please refer to the company’s Annual Report on Form 10K for the fiscal year ended September 30, 2005, filed with the Securities and Exchange Commission, and as subsequently amended. The company assumes no obligation to update any forward-looking statement contained in this press release or with respect to the announcements described herein.

Martin E. Janis & Company, Inc.
Bev Jedynak, 312-943-1100 ext. 12
bjedynak@janispr.com